Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2021, relating to the financial statements of Diamond Offshore Drilling, Inc., appearing in the Annual Report on Form 10-K of Diamond Offshore Drilling, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Houston, Texas

May 24, 2021